Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
OCTOBER 31, 2008
CHEVRON REPORTS THIRD QUARTER NET INCOME OF $7.9 BILLION,
UP FROM $3.7 BILLION IN THIRD QUARTER 2007
• Upstream earnings of $6.2 billion increase $2.8 billion on sharply higher prices for crude oil
• Downstream profits of $1.8 billion recover from depressed level a year ago
     SAN RAMON, Calif., Oct. 31, 2008 — Chevron Corporation (NYSE: CVX) today reported net income of $7.9 billion ($3.85 per share — diluted) for the third quarter 2008, compared with $3.7 billion ($1.75 per share — diluted) a year earlier. For the first nine months of 2008, net income was $19.0 billion ($9.23 per share — diluted), up from $13.8 billion ($6.45 per share — diluted) for the same period in 2007.
     Sales and other operating revenues in the third quarter 2008 were $76 billion, compared with $54 billion a year ago. For the first nine months of 2008, sales and other operating revenues were $222 billion, versus $154 billion in the corresponding 2007 period.
Earnings Summary

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of dollars	2008	2007	2008	2007

Income by Business Segment
Upstream - Exploration and Production	$6,182	$3,431	$18,558	$9,977
Downstream - Refining, Marketing and Transportation	1,831	377	1,349	3,298
Chemicals	70	103	154	327
All Other	(190)	(193)	(1,025)	211

Net Income*	$7,893	$3,718	$19,036	$13,813

* Includes foreign currency effects	$303	$(92)	$384	$(350)
     “Earnings for our upstream operations benefited from prices for crude oil that were significantly higher than in last year’s third quarter,” said Chairman and CEO Dave O’Reilly. “This improvement in earnings was tempered, however, by effects of the September hurricanes in the Gulf of Mexico.”
     O’Reilly said facilities shut in due to the hurricanes caused a decline of approximately 150,000 barrels of oil-equivalent production per day in September. In addition, hurricane-related expenses in the third quarter reduced upstream income by about $400 million. This expense impact was nearly offset, however, by gains on upstream asset sales in the period.
     “Earnings for our downstream operations also increased from a year ago, due mainly to improved margins on the sale of refined products,” O’Reilly added. “Margins were weak in last year’s third quarter, and our downstream business in the United States operated at a loss for that period.”
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     The company reported capital and exploratory expenditures of $5.5 billion for the 2008 third quarter, compared with $5.2 billion a year earlier. Common stock buybacks in the 2008 quarter totaled $2 billion.
     Looking ahead, O’Reilly commented, “Our disciplined capital spending and tight control over costs remain extremely important in today’s uncertain economic climate. Our strong balance sheet enables Chevron to continue investing in attractive projects that increase the production of oil and gas and improve the efficiency of our refinery network.”
     In additional comments on the upstream business, O’Reilly cited recent milestones and achievements in a number of areas of operations that included:
•	Kazakhstan — Completed the second phase of a major expansion of production operations and processing facilities at the 50 percent-owned Tengizchevroil affiliate, increasing total crude-oil production capacity from 400,000 barrels per day to 540,000.

•	Nigeria — Started production offshore at the 68 percent-owned and operated Agbami Field, with total oil production currently averaging about 100,000 barrels per day and expected to achieve a total maximum of 250,000 barrels per day by the end of 2009.

•	Middle East — Signed an agreement with the Kingdom of Saudi Arabia to extend to 2039 the company’s operation of the Kingdom’s 50 percent interest in oil and gas resources of the onshore area of the Partitioned Neutral Zone between the Kingdom and the State of Kuwait.

•	Australia — Started production from Train 5 of the one-sixth-owned North West Shelf Venture onshore liquefied-natural-gas facility in West Australia, increasing export capacity by up to 4.4 million metric tons annually to 16.3 million.

•	Canada — Finalized agreements with the government of Newfoundland and Labrador to develop the 27 percent-owned Hebron heavy-oil project off the eastern coast.
     As part of the downstream strategy to focus on areas of market strength, O’Reilly said the company recently announced plans to sell marketing-related businesses in Brazil, Nigeria, Benin, Cameroon, Republic of the Congo, Côte d’Ivoire and Togo.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production averaged 2.44 million barrels per day in the third quarter 2008, compared with 2.59 million barrels per day in the corresponding 2007 period. The decline was associated with the impact of higher prices on volumes recoverable under certain production-sharing and variable-royalty contracts outside the United States, as well as production that was shut in during September 2008 because of the hurricanes in the Gulf of Mexico.
     U.S. Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2008	2007	2008	2007

Income	$2,187	$1,135	$5,977	$3,154

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     U.S. upstream income of $2.2 billion in the third quarter 2008 increased about $1 billion from the year-ago period, driven by higher prices for crude oil and natural gas. The benefit of higher prices was partially offset by the impact of lower oil-equivalent production, mainly the result of production in the Gulf of Mexico that was shut in during September because of hurricanes Gustav and Ike.
     The 2008 quarter also included approximately $400 million of expenses associated with damage to facilities in the Gulf of Mexico caused by the hurricanes. Largely offsetting these expenses were gains of about $350 million on asset sales.
     The average sales price per barrel of crude oil and natural gas liquids was $107 in the third quarter 2008, up from $67 in the corresponding 2007 period. The average sales price per thousand cubic feet of natural gas increased $3.21 between quarters to $8.64.
     Net oil-equivalent production was 647,000 barrels per day in the 2008 third quarter, down about 13 percent from a year earlier. More than half the decline was due to the hurricanes. The net liquids component of production was down 11 percent at 409,000 barrels per day, and net natural-gas production declined 16 percent to 1.4 billion cubic feet per day.
     At the beginning of October, approximately 120,000 barrels per day of oil-equivalent production in the Gulf of Mexico, or about two-thirds of the average daily oil-equivalent production prior to the hurricanes, remained offline. About half, or 90,000 barrels per day, remains shut-in at the end of October. The company estimates 90 percent of the production will be restored by the fourth quarter of 2009. Less than 10,000 barrels per day are expected to be permanently shut-in.
     International Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2008	2007	2008	2007

Income*	$3,995	$2,296	$12,581	$6,823

* Includes foreign currency effects	$316	$(99)	$229	$(329)
     International upstream earnings of $4 billion in the third quarter 2008 increased $1.7 billion from the year-ago period due primarily to higher prices for crude oil and natural gas. Partially offsetting the benefit of higher prices were a reduction in crude-oil sales volumes due to timing of certain cargo liftings and higher operating expenses. Foreign currency effects benefited earnings by $316 million in the 2008 quarter, compared with a $99 million reduction to earnings a year earlier.
     The average sales price per barrel of crude oil and natural gas liquids was $103 in the 2008 quarter, up from $67 a year earlier. The average sales price per thousand cubic feet of natural gas increased $1.59 between periods to $5.37.
     Net oil-equivalent production of 1.8 million barrels per day in the 2008 third quarter was about 3 percent lower than the year-ago quarter. Absent the impact of higher prices on cost-recovery and variable royalty volumes, oil-equivalent production increased about 2 percent between periods. The net liquids component of production declined about 8 percent from a year ago to 1.2 million barrels per day, while natural-gas production increased 10 percent to 3.6 billion cubic feet per day.
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DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2008	2007	2008	2007

Income / (Loss)	$1,014	$(110)	$336	$1,021

     U.S. downstream earned $1 billion in the third quarter 2008, compared with a loss of $110 million a year earlier. The recovery in earnings was mainly the result of significantly higher margins on the sale of refined products and improved refinery operations.
     Refinery crude-input of 922,000 barrels per day in the third quarter 2008 was 123,000 higher than the corresponding 2007 period. The increase was primarily due to significantly less planned and unplanned downtime in this year’s third quarter.
     Refined-product sales volumes declined 2 percent from the third quarter of 2007 to 1.4 million barrels per day on lower gasoline and fuel-oil sales. Branded gasoline sales volumes were down 7 percent between quarters to 601,000 barrels per day.
     International Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2008	2007	2008	2007

Income*	$817	$487	$1,013	$2,277

*Includes foreign currency effects	$63	$5	$220	$(25)
     International downstream income of $817 million increased $330 million from the 2007 quarter. Margins on the sale of refined products were higher in most areas. Last year’s third quarter included a $265 million gain on asset sales in Europe. Foreign currency effects benefited earnings by $63 million in the 2008 quarter, compared with $5 million a year earlier.
     Refinery crude-input was 976,000 barrels per day, about 6 percent lower than the third quarter of 2007 due mainly to an increase in planned and unplanned downtime at various affiliate refineries.
     Refined-product sales volumes of 2 million barrels per day in the 2008 third quarter declined 1 percent from a year earlier on lower sales of gas oil and kerosene and the impact of 2007 asset sales in Europe.
CHEMICALS

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2008	2007	2008	2007

Income*	$70	$103	$154	$327

*Includes foreign currency effects	$(5)	$3	$(5)	$2
     Chemical operations earned $70 million in the third quarter of 2008, compared with $103 million in the year-ago period. Earnings of the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) and Chevron’s Oronite subsidiary were both lower between periods. CPChem earnings
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declined on lower sales volumes of commodity chemicals and higher operating expenses. For the Oronite subsidiary, margins on sales of lubricant additives and fuel additives were lower between periods.
ALL OTHER

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2008	2007	2008	2007

(Charges) Income — Net*	$(190)	$(193)	$(1,025)	$211

*Includes foreign currency effects	$(71)	$(1)	$(60)	$2
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies, and the company’s interest in Dynegy Inc. prior to its sale in May 2007.
     Net charges in the third quarter 2008 were $190 million, compared with $193 million in the year-ago period. Foreign currency effects increased net charges by $71 million in the 2008 quarter, compared with $1 million last year. Other net charges were lower in the 2008 period.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first nine months of 2008 were $15.8 billion, compared with $13.8 billion in the corresponding 2007 period. The amounts included approximately $1.6 billion and $1.7 billion, respectively, for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 80 percent of the companywide total in 2008.
# # #
NOTICE
     Chevron’s discussion of third quarter 2008 earnings with security analysts will take place on Friday, October 31, 2008, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected fourth quarter 2008 interim performance data for the company and industry on its Web site on Thursday, January 8, 2009, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME
(unaudited)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2008	2007	2008	2007
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$76,192	$53,545	$221,813	$154,191
Income from equity affiliates	1,673	1,160	4,480	2,991
Other income	1,002	468	1,509	2,312

Total Revenues and Other Income	78,867	55,173	227,802	159,494

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses	56,463	40,126	168,296	112,354
Depreciation, depletion and amortization	2,449	2,495	6,939	6,614
Taxes other than on income *	5,614	5,538	16,756	16,706
Interest and debt expense	—	22	—	159
Minority interests	32	25	94	72

Total Costs and Other Deductions	64,558	48,206	192,085	135,905

Income Before Income Tax Expense	14,309	6,967	35,717	23,589
Income tax expense	6,416	3,249	16,681	9,776

NET INCOME	$7,893	$3,718	$19,036	$13,813

PER-SHARE OF COMMON STOCK
Net Income - Basic	$3.88	$1.77	$9.29	$6.49
- Diluted	$3.85	$1.75	$9.23	$6.45
Dividends	$0.65	$0.58	$1.88	$1.68

Weighted Average Number of Shares Outstanding (000’s)
- Basic	2,032,433	2,109,345	2,049,812	2,127,409
- Diluted	2,044,616	2,124,198	2,063,149	2,141,096

* Includes excise, value-added and similar taxes	$2,577	$2,550	$7,766	$7,573
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Nine Months
INCOME (LOSS) BY MAJOR OPERATING AREA	Ended September 30		Ended September 30
(unaudited)	2008	2007	2008	2007
Upstream – Exploration and Production
United States	$2,187	$1,135	$5,977	$3,154
International	3,995	2,296	12,581	6,823

Total Exploration and Production	6,182	3,431	18,558	9,977

Downstream – Refining, Marketing and Transportation
United States	1,014	(110)	336	1,021
International	817	487	1,013	2,277

Total Refining, Marketing and Transportation	1,831	377	1,349	3,298

Chemicals	70	103	154	327
All Other (1)	(190)	(193)	(1,025)	211

Net Income	$7,893	$3,718	$19,036	$13,813

SELECTED BALANCE SHEET ACCOUNT DATA
(unaudited)	Sept. 30, 2008	Dec. 31, 2007
Cash and Cash Equivalents	$10,636	$7,362
Marketable Securities	$347	$732
Total Assets	$165,710	$148,786
Total Debt	$6,961	$7,232
Stockholders’ Equity	$86,954	$77,088

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2008	2007	2008	2007
CAPITAL AND EXPLORATORY EXPENDITURES (2)
United States
Exploration and Production	$1,296	$1,309	$3,986	$3,199
Refining, Marketing and Transportation	497	392	1,397	950
Chemicals	195	52	322	119
Other	153	163	418	559

Total United States	2,141	1,916	6,123	4,827

International
Exploration and Production	2,938	2,859	8,661	7,685
Refining, Marketing and Transportation	395	423	949	1,232
Chemicals	18	13	40	35
Other	1	1	4	4

Total International	3,352	3,296	9,654	8,956

Worldwide	$5,493	$5,212	$15,777	$13,783

(1)	Includes mining operations, power generation businesses,
worldwide cash management and debt financing activities,
corporate administrative functions, insurance operations,
real estate activities, alternative fuels and technology
companies and the company’s interest in Dynegy Inc.
prior to its sale in May 2007.

(2)	Includes interest in affiliates:

United States	$211	$48	$383	$120
International	435	515	1,204	1,539

Total	$646	$563	$1,587	$1,659

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CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2008	2007	2008	2007
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
United States	409	458	428	462
International	1,167	1,274	1,201	1,296

Worldwide	1,576	1,732	1,629	1,758

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,431	1,695	1,561	1,707
International	3,618	3,288	3,669	3,291

Worldwide	5,049	4,983	5,230	4,998

OTHER INTERNATIONAL PRODUCTION — OIL SANDS (MB/D):	26	28	26	30

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	647	741	688	747
International	1,796	1,850	1,838	1,874

Worldwide	2,443	2,591	2,526	2,621

SALES OF NATURAL GAS (MMCF/D):
United States	7,142	7,428	7,591	7,810
International	4,224	3,646	4,201	3,791

Worldwide	11,366	11,074	11,792	11,601

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	155	154	156	155
International	105	117	122	116

Worldwide	260	271	278	271

SALES OF REFINED PRODUCTS (MB/D):
United States	1,422	1,450	1,413	1,468
International (4)	2,008	2,037	2,042	2,019

Worldwide	3,430	3,487	3,455	3,487

REFINERY INPUT (MB/D):
United States	922	799	878	804
International	976	1,043	965	1,018

Worldwide	1,898	1,842	1,843	1,822

(1)	Includes interest in affiliates.

(2)	Includes natural gas consumed in operations (MMCF/D):

United States	69	64	77	62
International	511	422	473	421

(3)	Oil-equivalent production is the sum of net liquids
production, net gas production and other produced liquids.
The oil-equivalent gas conversion ratio is 6,000 cubic feet
of natural gas = 1 barrel of crude oil.

(4) Includes share of affiliate sales (MB/D):	501	500	503	480